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                                                                     Exhibit 5.1


                                December 15, 1997


Lucent Technologies Inc.
600 Mountain Avenue
Murray Hill, NJ  07974

Ladies and Gentlemen:

I have acted as counsel for Lucent Technologies Inc., a Delaware corporation ("Lucent"), in connection with the preparation of a Registration statement on Form S-4 (the "Registration Statement") to be filed on the date hereof by Lucent with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933 (the "Act"). The Registration Statement relates to the proposed issuance by Lucent of up to 2,500,000 shares (the "Shares") of its common stock, $.01 par value per share (together with the attached Rights to Purchase Junior Preferred Stock, the "Common Stock"), pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated as of December 9, 1997 among Lucent, Prancer Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Lucent ("Acquisition"), and Prominent Corporation, a Delaware corporation ("Prominent"). The Merger Agreement provides for the acquisition of Prominent by means of a merger (the "Merger") of Acquisition with and into Prominent, with Prominent being the surviving corporation. The Registration Statement includes a Proxy Statement/Prospectus.

I have examined such corporate records, certificates and other documents as I have considered necessary or appropriate for the purposes of this opinion. In such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as copies. In examining agreements executed by parties other than Lucent and Acquisition, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents, and the validity and binding effect thereof. As to any facts material to the opinion expressed herein which I have not independently verified or established, I have relied upon statements and representations of officers and representatives of Lucent and others.

Based on such examination, I am of the opinion that the Shares have been duly authorized for issuance and when issued in accordance with the terms and conditions of the Merger Agreement will be validly issued, fully paid and non-assessable.
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I hereby consent to the use of this opinion as an Exhibit to the Registration
Statement and to the reference to me in the Proxy Statement/Prospectus that forms a part of the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                                                     Very truly yours,

                                                     /s/ Pamela F. Craven

                                                     Pamela F. Craven
                                                     Vice President-Law


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